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Exhibit 3.9

ARTICLES OF INCORPORATION
OF
ACAPULCO RESTAURANT OF VENTURA, INC.

I

        The name of this corporation is ACAPULCO RESTAURANT OF VENTURA, INC.

II

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

        The name and address in the State of California of this corporation's initial agent for service of process is Gregory C. Fant, Esq., 707 Wilshire Boulevard, 40th Floor, Los Angeles, California 90017.

IV

        This corporation is authorized to issue only one class of shares of stock, designated "Common Stock", and the total number of shares which this corporation is authorized to issue is 100,000.

/s/ Gregory C. Fant

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Exhibit 3.9 Articles of Incorporation of Acapulco Restaurant of Ventura, Inc.